Novocure Reports Third Quarter 2020 Financial Results and Provides Company Update

Quarterly net revenues of $132.7 million, representing 44 percent growth versus the third quarter 2019 and 14 percent growth versus the second quarter 2020

Quarterly net income of $9.3 million with $0.09 in earnings per share

St. Helier, Jersey – Novocure (NASDAQ: NVCR) today reported financial results for the quarter ended September 30, 2020, highlighting revenue growth and financial strength as well as the advancement of the company’s clinical and product development programs. Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer by developing and commercializing its innovative therapy, Tumor Treating Fields.

Third quarter 2020 highlights include:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change

Financial, in millions
Net revenues	$132,660	$92,062	44%	$350,413	$252,084	39%
Gross Profit	$104,265	$69,162	51%	$272,048	$188,264	45%
Net income (loss)	$9,284	$1,930	381%	$14,891	$(11,490)	(230)%

Adjusted EBITDA(1)	$37,331	$20,125	85%	$80,434	$42,645	89%

Non-financial
Active patients at period end(2)	3,361	2,751	22%	3,361	2,751	22%
Prescriptions received in period(3)	1,371	1,319	4%	4,202	3,991	5%

(1) Adjusted EBITDA is a non-U.S. GAAP measurement of earnings before interest, taxes, depreciation, amortization and share-based compensation.

(2) An “active patient” is a patient who is receiving treatment under a commercial prescription order as of the measurement date, including patients who may be on a temporary break from treatment and who plan to resume treatment in less than 60 days.

(3) A “prescription received” is a commercial order for Optune or Optune Lua that is received from a physician certified to treat patients for a patient not previously on Optune or Optune Lua. Orders to renew or extend treatment are not included in this total.

“We delivered another record quarter of financial performance with $133 million in net revenues and $0.09 in earnings per share,” said William Doyle, Novocure’s Executive Chairman. “Our financial strength positions us well to invest in our commercial, clinical and engineering priorities to sustain long-term growth and maximize shareholder value.

With readouts from key clinical trials in multiple indications anticipated over the next few years and an increased focus on technology innovation, our confidence in the potential of Tumor Treating Fields to extend survival in some of the most aggressive forms of cancer continues to build.”

“We further strengthened our foundation for growth in Q3 with efforts underway to ensure organizational readiness for the company’s next chapter,” added Asaf Danziger, Novocure’s Chief Executive Officer. “We ended the quarter with 3,361 active patients on therapy, adding to the more than 17,000 patients treated to-date, globally. With plans to expand access to our approved indications into additional markets, we remain focused on positioning our company to serve many more patients in the future.”

Third quarter 2020 financial update
For the quarter ended September 30, 2020, net revenues were $132.7 million, representing 44% growth compared to the third quarter 2019.

•In the United States, net revenues totaled $92.6 million in the quarter ended September 30, 2020, representing 51% growth compared to the same period in 2019.
•In Germany and other EMEA markets, net revenues totaled $28.2 million in the quarter ended September 30, 2020, representing 15% growth compared to the same period in 2019.
•In Japan, net revenues totaled $7.5 million in the quarter ended September 30, 2020, representing 57% growth compared to the same period in 2019.
•In Greater China, net revenues totaled $4.3 million in the quarter ended September 30, 2020, representing 205% growth compared to the same period in 2019.
For the three months ended September 30, 2020, the increase resulted primarily from an increase of 610 active patients in our currently active markets, and a durable improvement in the net revenues booked per active patient, as well as an increase in collaboration revenues from our partnership with Zai Lab.
We recorded $10 million in revenues from Medicare fee-for-service beneficiaries billed under the coverage policy effective on September 1, 2019 in the third quarter 2020. We have gained a good understanding of how to ensure timely processing of Medicare claims and have sufficient experience to recognize approximately two-thirds of the expected contribution from Medicare beneficiaries. In the third quarter 2020, we also recognized approximately $8 million in incremental net revenues compared to the first two quarters of 2020 resulting from the successful appeal of previously denied claims for Medicare fee-for-service beneficiaries billed prior to established coverage.
Cost of revenues for the three months ended September 30, 2020 was $28.4 million compared to $22.9 million for the same period in 2019, representing an increase of 24%. The increase in cost of revenues was primarily due to the cost of shipping transducer arrays to a higher volume of commercial patients and increasing shipments of equipment to Zai Lab, partially offset by benefits of ongoing efficiency initiatives and scale. Gross margin was 79% for the three months ended September 30, 2020 compared to 75% for the three months ended September 30, 2019.

Research, development and clinical trials expenses for the three months ended September 30, 2020 were $32.8 million compared to $18.8 million for the same period in 2019, representing an increase of 75%. This was primarily due to an increase in clinical trial and personnel expenses for our phase 3 pivotal and post-marketing trials, an increase in development and personnel expenses to support our product development programs, increased investments in preclinical research and the expansion of our medical affairs activities.

Sales and marketing expenses for the three months ended September 30, 2020 were $29.4 million compared to $23.8 million for the same period in 2019, representing an increase of 23%. This was primarily due to an increase in personnel and professional services costs to support our growing commercial business and reimbursement efforts and an increase in marketing expenses related to the launch of Optune Lua for MPM.

General and administrative expenses for the three months ended September 30, 2020 were $27.1 million compared to $22.7 million for the same period in 2019, representing an increase of 19%. This was primarily due to an increase in personnel costs, insurance premiums and professional services.

Net income for the three months ended September 30, 2020 was $9.3 million compared to net income of $1.9 million for the same period in 2019.

At September 30, 2020, we had $234.5 million in cash and cash equivalents and short-term investments, a decrease of $91.6 million compared to $326.1 million at December 31, 2019. The decrease in our cash, cash equivalents and short-term investments was primarily due to the prepayment of the 2018 credit facility in the amount of $150 million, partially offset by the cash flow from operations and the exercise of options and proceeds from the issuance of shares.

The 2018 credit facility prepayment included $150.0 million in principal repayment and $3.0 million in prepayment premium, plus accrued and unpaid interest and expenses payable through the payoff date. The un-amortized issuance costs in the amount of $0.5 million that were fully amortized upon the repayment and the prepayment premium were included in the Company’s third quarter 2020 finance expenses.

Third quarter 2020 operating statistics
There were 3,361 active patients at September 30, 2020, representing 22% growth compared to September 30, 2019, and 3% growth compared to June 30, 2020.

•In the United States, there were 2,218 active patients at September 30, 2020, representing 19% growth compared to September 30, 2019.

•In Germany and other EMEA markets, there were 902 active patients at September 30, 2020, representing 23% growth compared to September 30, 2019.
•In Japan, there were 241 active patients at September 30, 2020, representing 51% growth compared to September 30, 2019.

Additionally, 1,371 prescriptions were received in the quarter ended September 30, 2020, representing 4% growth compared to the same period in 2019, and a 4% decrease compared to the quarter ended June 30, 2020. In the quarter ended September 30, 2020, 1,117 Optune prescriptions were written for patients with newly diagnosed glioblastoma.

•In the United States, 955 prescriptions were received in the quarter ended September 30, 2020, representing a 4% increase compared to the same period in 2019.
•In Germany and other EMEA markets, 330 prescriptions were received in the quarter ended September 30, 2020, representing 4% growth compared to the same period in 2019.
•In Japan, 86 prescriptions were received in the quarter ended September 30, 2020, representing 2% growth compared to the same period in 2019.

Third quarter 2020 non-U.S. GAAP measures
We also measure our performance based upon a non-U.S. GAAP measurement of earnings before interest, taxes, depreciation, amortization and shared-based compensation ("Adjusted EBITDA"). We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because it helps investors compare the results of our operations from period to period by removing the impact of earnings attributable to our capital structure, tax rate and material non-cash items, specifically share-based compensation.

Adjusted EBITDA was $37.3 million for the three months ended September 30, 2020, an increase of $17.2 million, or 85%, from $20.1 million for the three months ended September 30, 2019. This improvement in fundamental financial performance was driven by net revenue growth coupled with an ongoing commitment to disciplined management of expenses.

Anticipated clinical milestones
•Data from phase 2 pilot HEPANOVA trial in advanced liver cancer (Q1 2021)
•Data from phase 2 pilot EF-31 trial in gastric cancer (2021)
•Interim analysis of phase 3 pivotal LUNAR trial in non-small cell lung cancer (2021)
•Interim analysis of phase 3 pivotal PANOVA-3 trial in locally advanced pancreatic cancer (2021)
•Interim analysis of phase 3 pivotal INNOVATE-3 trial in recurrent ovarian cancer (2021)
•Data from phase 3 pivotal METIS trial in brain metastases (2022)

•Data from phase 2 pilot EF-33 trial with high-intensity arrays in recurrent glioblastoma (2022)
•Final data from phase 3 pivotal LUNAR trial in non-small cell lung cancer (2023)
•Final data from phase 3 pivotal PANOVA-3 trial in locally advanced pancreatic cancer (2023)
•Final data from phase 3 pivotal INNOVATE-3 trial in recurrent ovarian cancer (2023)

Conference call details
Novocure will host a conference call and webcast to discuss second quarter 2020 financial results at 8 a.m. EDT today, Thursday, October 29, 2020. Analysts and investors can participate in the conference call by dialing 855-442-6895 for domestic callers and 509-960-9037 for international callers, using the conference ID 5453859.

The webcast, earnings slides presented during the webcast and the corporate presentation can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations, and will be available for at least 14 days following the call. Novocure has used, and intends to continue to use, its investor relations website, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma and in the U.S. for the treatment of adult patients with malignant pleural mesothelioma. Novocure has ongoing or completed clinical trials investigating Tumor Treating Fields in brain metastases, non-small cell lung cancer, pancreatic cancer, ovarian cancer, liver cancer, gastric cancer and glioblastoma.

Headquartered in Jersey, Novocure has U.S. operations in Portsmouth, New Hampshire, Malvern, Pennsylvania and New York City. Additionally, the company has offices in Germany, Switzerland, Japan and Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements
In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical trial progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as issues arising from the COVID-19 pandemic and other more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 27, 2020 and its Quarterly Report on Form 10-Q filed on April 30, 2020, as amended to date, with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Consolidated Statements of Operations
USD in thousands (except share and per share data)

	Three months ended September 30,		Nine months ended September 30,		Year ended December 31,
	2020	2019	2020	2019	2019
	Unaudited		Unaudited		Audited
Net revenues	$132,660	$92,062	$350,413	$252,084	$351,318
Cost of revenues	28,395	22,900	78,365	63,820	88,606
Gross profit	104,265	69,162	272,048	188,264	262,712

Operating costs and expenses:
Research, development and clinical trials	32,818	18,766	88,008	55,262	79,003
Sales and marketing	29,364	23,830	86,658	69,871	96,675
General and administrative	27,061	22,711	79,073	64,198	87,948
Total operating costs and expenses	89,243	65,307	253,739	189,331	263,626

Operating income (loss)	15,022	3,855	18,309	(1,067)	(914)
Financial expenses (income), net	3,983	2,555	9,032	6,165	7,910

Income (loss) before income tax	11,039	1,300	9,277	(7,232)	(8,824)
Income tax	1,755	(630)	(5,614)	4,258	(1,594)
Net income (loss)	$9,284	$1,930	$14,891	$(11,490)	$(7,230)

Basic net income (loss) per ordinary share	$0.09	$0.02	$0.15	$(0.12)	$(0.07)
Weighted average number of ordinary shares used in computing basic net income (loss) per share	101,234,306	98,485,519	100,601,427	96,551,041	97,237,549

Diluted net income (loss) per ordinary share	$0.09	$0.02	$0.14	$(0.12)	$(0.07)
Weighted average number of ordinary shares used in computing diluted net income (loss) per share	108,643,814	107,604,578	108,113,416	96,551,041	97,237,549

Consolidated Balance Sheets
USD in thousands (except share data)

	September 30, 2020	December 31, 2019
	Unaudited	Audited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$234,461	$177,321
Short-term investments	—	148,769
Restricted cash	920	2,095
Trade receivables	84,561	58,859
Receivables and prepaid expenses	37,064	29,202
Inventories	26,479	23,701
Total current assets	383,485	439,947
LONG-TERM ASSETS:
Property and equipment, net	10,271	9,342
Field equipment, net	9,132	7,684
Right-of-use assets, net	17,122	17,571
Other long-term assets	11,039	4,904
Total long-term assets	47,564	39,501
TOTAL ASSETS	$431,049	$479,448

Consolidated Balance Sheets
USD in thousands (except share data)

	September 30, 2020	December 31, 2019
	Unaudited	Audited
The accompanying notes are an integral part of these unaudited consolidated financial statements.
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade payables	$42,206	$36,925
Other payables, lease liabilities and accrued expenses	53,128	49,386
Total current liabilities	95,334	86,311
LONG-TERM LIABILITIES:
Long-term loan, net of discount and issuance costs	—	149,424
Deferred revenue	10,859	7,807
Long-term leases	13,080	14,140
Employee benefits	4,571	3,754
Other long-term liabilities	168	222
Total long-term liabilities	28,678	175,347
TOTAL LIABILITIES	124,012	261,658

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Share capital -
Ordinary shares no par value, unlimited shares authorized; issued and outstanding: 101,728,327 shares and 99,528,435 shares at September 30, 2020 (unaudited) and December 31, 2019, respectively	—	—
Additional paid-in capital	946,267	871,442
Accumulated other comprehensive income (loss)	(3,236)	(2,767)
Retained earnings (accumulated deficit)	(635,994)	(650,885)
TOTAL SHAREHOLDERS' EQUITY	307,037	217,790
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$431,049	$479,448

Non-U.S. GAAP financial measures reconciliation
USD in thousands

	Three months ended September 30,			Nine months ended September 30,
	2020	2019	% Change	2020	2019	% Change
Net income (loss)	$9,284	$1,930	381%	$14,891	$(11,490)	(230)%
Add: Income tax	1,755	(630)	(379)%	(5,614)	4,258	(232)%
Add: Financial income (expenses), net	3,983	2,555	56%	9,032	6,165	47%
Add: Depreciation and amortization	2,188	1,932	13%	6,677	5,993	11%
EBITDA	$17,210	$5,787	197%	$24,986	$4,926	407%
Add: Share-based compensation	20,121	14,338	40%	55,448	37,719	47%
Adjusted EBITDA	$37,331	$20,125	85%	$80,434	$42,645	89%

Investors:
Gabrielle Fernandes
gfernandes@novocure.com
603-206-7047

Media:
Jaclyn Stahl
jstahl@novocure.com
212-767-7516